Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated December 2, 2011

$[—] Notes due December 11, 2013 Linked to the Performance of a Basket of Currencies Global Medium-Term Notes, Series A, No. F-197

Key Terms:	Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	December 6, 2011*

Issue Date:	December 9, 2011*

Basket Final Valuation Date:	December 6, 2013**

Maturity Date:	December 11, 2013**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof.

Interest:	The Notes do not bear interest.

Reference Asset:

A weighted basket consisting of the currency exchange rates between (i) the U.S. dollar and the Indian rupee (the “USDINR” currency exchange rate), (ii) the U.S. dollar and the Brazilian real (the “USDBRL” currency exchange rate), (iii) the U.S. dollar and the Indonesian rupiah (the “USDIDR” currency exchange rate”) and (iv) the U.S. dollar and the Mexican peso (the “USDMXN” currency exchange rate (each a “currency exchange rate” and a “basket component”, and each of the Indian rupee, Brazilian real, Indonesian rupiah and Mexican peso, a “reference currency”). The currency exchange rates, on any given day, including the basket initial valuation date and basket final valuation date, will be determined by the calculation agent with reference to the following:

(a) where the currency exchange rate is USDINR, the Indian rupee per U.S. dollar exchange rate which appears on Reuters Screen RBIB Page, at approximately 2:30 p.m., Mumbai time, on the relevant date;

(b) where the currency exchange rate is USDBRL, the Brazilian real per U.S. dollar exchange rate which is the ask price reported on Bloomberg Page BZFXPTAX at approximately 6:00 p.m., Sao Paulo time, on the relevant date;

(c) where the currency exchange rate is “USDIDR”, the Indonesian rupiah per U.S. dollar exchange rate which appears on Reuters Page ABSIRFIX01 at approximately 11:00 a.m., Singapore time, on the relevant date; and

(d) where the currency exchange rate is “USDMXN”, the Mexican peso per U.S. dollar exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “MXN” under the caption “MID” at approximately 4:00 p.m., London time, on the relevant date.

Upside Leverage Factor:	3

Buffer Percentage:	[20% to 25%]. The actual Buffer Percentage will be determined on the basket initial valuation date and will not be less than 20%.

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

If the Basket Ending Level is greater than the Basket Starting Level, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the Basket Return multiplied by the Upside Leverage Factor. Accordingly, your payment at maturity per $1,000 principal amount Note would be calculated as follows:

$1,000 + [$1,000 × (Basket Return × Upside Leverage Factor)]

If the Basket Ending Level is equal to or less than the Basket Starting Level but has not declined from the Basket Starting Level by more than the Buffer Percentage, you will receive the principal amount of your Notes at maturity.

If the Basket Ending Level has declined from the Basket Starting Level by more than the Buffer Percentage, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Ending Level has declined from the Basket Starting Level by more than the Buffer Percentage. Accordingly, your payment per $1,000 principal amount Note would be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Percentage)]

You will experience losses on your investment if the Basket Ending Level declines from the Basket Starting Level by more than the Buffer Percentage, and you may lose all of your principal beyond the amount protected by the Buffer Percentage. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Basket Return:	The performance of the reference asset from the Basket Starting Level to the Basket Ending Level, calculated as follows: Basket Ending Level – Basket Starting Level Basket Starting Level

Basket Starting Level:	Set equal to 100 on the basket initial valuation date.

Basket Ending Level:

The Basket Ending Level will be calculated as follows:

100 × [1 + (INR return × 35%) + (BRL return × 35%) + (IDR return × 20%) + (MXN return × 10%)]

The returns set forth in the formula above (i.e., INR return, BRL return, IDR return, and MXN return) reflect the performance of the currency exchange rates as described under “Currency Performance” below.

Currency Performance:

The performance of the applicable currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Where,

Initial Rate = the Initial Rate for each basket component is [—] with respect to USDINR, [—] with respect to USDBRL, [—] with respect to USDIDR and [—] with respect to USDMXN, which in each case is the currency exchange rate on the basket initial valuation date, determined as described under “Reference Asset” above. ***

Final Rate = with respect to each currency exchange rate, the currency exchange rate on the basket final valuation date, determined as described under “Reference Asset” above.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KC66/US06738KC665

*	Expected. In the event we make any change to the expected basket initial valuation date and Issue Date, the basket final valuation date and Maturity Date will be changed so that the stated term of the Notes remains the same.
**	Subject to postponement in the event of a market disruption event as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events for Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.
***	To the extent that an Initial Rate for any basket component is unavailable on the scheduled basket initial valuation date due to a market disruption event or holiday, such Initial Rate will be determined on the first scheduled trading day on which no market disruption event or holiday occurs or is continuing. In such event, the actual basket initial valuation date will be postponed to the first scheduled trading day on which all Initial Rates have been determined. If no market disruption event or holiday exists with respect to a basket component on the scheduled basket initial valuation date, such basket component’s Initial Rate will be determined on the scheduled basket initial valuation date.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100.00%	[—]%	[—]%
Total	$[—]	$[—]	$[—]

‡

Barclays Capital Inc. will receive commissions from the Issuer equal to [—]% of the principal amount of the notes, or $[—] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this Preliminary Pricing Supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns and examples set forth below assume the Initial Rates as stated below and an Upside Leverage Factor of 3 and a Buffer Percentage of 20%. The actual Initial Rates and Buffer Percentage will be determined on the basket initial valuation date. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Basket Ending Level	Basket Return	Payment at Maturity	Total Return on the Notes
115.00	15.00%	$1,450.00	45.00%
110.00	10.00%	$1,300.00	30.00%
105.00	5.00%	$1,150.00	15.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$900.00	-10.00%
60.00	-40.00%	$800.00	-20.00%
50.00	-50.00%	$700.00	-30.00%
40.00	-60.00%	$600.00	-40.00%
30.00	-70.00%	$500.00	-50.00%
20.00	-80.00%	$400.00	-60.00%
10.00	-90.00%	$300.00	-70.00%
0.00	-100.00%	$200.00	-80.00%

PPS–2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: In this case, the Brazilian real, Indonesian rupiah and Mexican peso strengthen against the U.S. dollar (this occurs when the Final Rate decreases from the Initial Rate, reflecting a fewer number of reference currency per U.S. dollar), and the Indian rupee weakens against the U.S. dollar (this occurs when the Final Rate increases from the Initial Rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
USDINR	52.2112	57.4323	35%	-10.00%
USDBRL	1.8085	1.6277	35%	10.00%
USDIDR	9113	7746	20%	15.00%
USDMXN	13.6251	10.9001	10%	20.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 × [1 + (-10.00% × 35%) + (10.00% × 35%) + (15.00% × 20%) + (20.00% × 10%)] = 105

Step 3: Calculate the Basket Return.

The Basket Return reflects the performance of the basket, calculated as follows:

105 - 100	=	5.00%
100

Step 4: Calculate the Payment at Maturity.

Because the Basket Ending Level is greater than the Basket Starting Level, the investor will receive a payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Basket Return × Upside Leverage Factor)] = $1,000 + [$1,000 × (5.00% × 3)] = $1,150.00

Therefore, the payment at maturity is $1,150.00 per $1,000 principal amount Note, representing a 15.00% return on investment over the term of the Notes.

PPS–3

Example 2: In this case, the Indian rupee and Indonesian rupiah strengthen against the U.S. dollar (this occurs when the Final Rate decreases from the Initial Rate, reflecting a fewer number of reference currency per U.S. dollar), and the Brazilian real and Mexican peso weaken against the U.S. dollar (this occurs when the Final Rate increases from the Initial Rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
USDINR	52.2112	49.6006	35%	5.00%
USDBRL	1.8085	2.1702	35%	-20.00%
USDIDR	9113	8657	20%	5.00%
USDMXN	13.6251	14.6470	10%	-7.50%

The Currency Performance of each basket component is the performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 × [1 + (5.00% × 35%) + (-20.00% × 35%) + (5.00% × 20%) + (-7.50% × 10%)] = 95

Step 3: Calculate the Basket Return.

The Basket Return reflects the performance of the basket, calculated as follows:

95 - 100	= –5.00%
100

Step 4: Calculate the Payment at Maturity.

Because the Basket Ending Level is equal to or less than the Basket Starting Level but has not declined from the Basket Starting Level by more than the Buffer Percentage, the investor will receive a payment at maturity per $1,000 principal amount Note of $1,000, representing a 0.00% return on investment over the term of the Notes.

Example 3: In this case, all four reference currencies weaken against the U.S. dollar (this occurs when the Final Rate increases from the Initial Rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
USDINR	52.2112	88.7590	35%	-70.00%
USDBRL	1.8085	2.7128	35%	-50.00%
USDIDR	9113	15948	20%	-75.00%
USDMXN	13.6251	17.7126	10%	-30.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 × [1 + (-70.00% × 35%) + (-50.00% × 35%) + (-75.00% × 20%) + (-30.00% × 10%)] = 40

Step 3: Calculate the Basket Return.

The Basket Return reflects the performance of the basket, calculated as follows:

40 - 100	= –60.00%
100

PPS–4

Step 4: Calculate the Payment at Maturity.

Because the Basket Ending Level has declined from the Basket Starting Level by more than the Buffer Percentage, the investor will receive a payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Percentage)] = $1,000 + [$1,000 × (-60.00% + 20%)] = $600.00

Therefore, the payment at maturity is $600.00 per $1,000 principal amount Note, representing a -40.00% return on investment over the term of the Notes.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The payment at maturity, the basket final valuation date, the currency exchange rates and the basket are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the basket; and

•

For a description of further adjustments that may affect one or more basket components or the basket, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements and modifies the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. To the extent that the discussion below is inconsistent with the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement, the discussion below supersedes the discussion in the prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the basket components. If your Notes are so treated, you should generally recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss will generally be exchange gain or loss. Unless you properly make the election described below, exchange gain or loss will generally be treated as U.S. source ordinary income or loss. If you are a noncorporate holder, you would generally be able to use an ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

We believe it would be reasonable to take the position that you are permitted to elect to treat the gain or loss that you recognize with respect to your Notes as capital gain or loss, which would generally be long-term capital gain or loss if you have held your Notes for more than one year. More specifically, a taxpayer may generally elect to treat the gain or loss from a “forward contract” or a “similar financial instrument” with respect to foreign currency as capital gain or loss. We believe that it would be reasonable to take the position that the Notes should be treated as a “similar financial instrument” to a forward contract for this purpose and that therefore a holder can make the election with respect to the Notes.

You may make the election described above by clearly identifying your Notes as subject to such election in your books and records on the date you acquire your Notes. You must further verify your election by attaching a statement to your income tax return which must (i) set forth a description and date of the election, (ii) state that the election was entered into before the close of the date that you acquired your Notes, (iii) describe any security for which this election was in effect on the date such security was exercised, sold or exchanged during the taxable year, (iv) state that your Notes were never part of a “straddle” as defined in Section 1092 of the Internal Revenue Code and (v) state that all transactions subject to the election are included on the statement. Alternatively, you will be treated as having satisfied

PPS–5

the election and verification requirements if you acquire, hold and dispose of your Notes in an account with an unrelated broker or dealer and the following requirements are met: (i) only transactions entered into on or after the date the account was established may be recorded in the account, (ii) transactions involving the Notes are entered into the account on the date the transactions are entered into and (iii) the broker or dealer provides you with a statement detailing the transactions conducted through the account and includes in such statement the following language: “Each transaction identified in this account is subject to the election set forth in section 988(a)(1)(B)”. Your election may not be effective if you do not comply with the election and verification requirements. You should consult your tax advisor about how this election might be made with respect to your Notes.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds. Under these regulations, a U.S. holder that recognizes a loss with respect to the Notes that is attributable to changes in the spot exchange rate of a foreign currency will be required to report the loss on Internal Revenue Service Form 8886 if such loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of Notes.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, the Internal Revenue Service could take the position that your Notes should not be treated as a “forward contract” or a “similar financial instrument” and therefore that the election described above is not available to a holder of the Notes. Accordingly, it is possible that any gain or loss you might recognize with respect to the Notes could be U.S. source ordinary income or loss even if you make the election described above.

In December 2007, the Internal Revenue Service issued Revenue Ruling 2008-1, which concluded that an instrument with a term of three years that was economically equivalent to a euro-denominated deposit—i.e., an instrument issued for 75 euros, promising market-rate interest in euros, and a return of 75 euros at maturity—should be treated as euro-denominated indebtedness notwithstanding that it is denominated in U.S. dollars (e.g., is issued and repaid for an amount in U.S. dollars that is equal to the current value of 75 euros). We do not believe the Notes are economically equivalent to deposits in the reference currencies, however, because (a) the Notes do not provide for accruals of interest, (b) the performance of the Notes is linked to a basket of currencies, rather than a single currency, (c) the return on the Notes increases by [$3.00] for each $1 increase in the value of the basket components (i.e., the Notes are “leveraged”), and (d) the return on the Notes does not decrease as the value of the basket components decreases until the decrease exceeds [20] percent and thereafter the Notes decrease by $1 for each $1 decrease in the value of the basket components that is in excess of the [20] percent decrease (i.e., the Notes feature a “buffer”). We therefore think the better view is that Revenue Ruling 2008-1 does not apply to the Notes. The intended ambit of this ruling is not clear, however, and the Internal Revenue Service could take the view that Revenue Ruling 2008-1 or the principles of Revenue Ruling 2008-1 should apply to your Notes. Under one such view, it is possible that your Notes could be treated as one or more debt instruments denominated in the reference currencies. If your Notes are so treated, it is possible that (i) you could be required to accrue interest with respect to the Notes on a current basis even though you will not receive any payments from us until maturity and (ii) some or all of the gain or loss that you might recognize with respect to the Notes could be ordinary gain or loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations of your Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments

PPS–6

and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it finalizes the form on which to report the relevant information. However, once the Internal Revenue Service finalizes the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components or the reference currencies. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset” and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

In addition to the risks discussed under the headings above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The return on the Notes at maturity is linked to the performance of the reference currencies relative to the U.S. dollar and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Basket Ending Level has declined from the Basket Starting Level by more than the Buffer Percentage, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Ending Level has declined from the Basket Starting Level by more than the Buffer Percentage.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Notes Bearish on the U.S. dollar—The Basket Return will only be positive if the value of the U.S. dollar weakens relative to the reference currencies, based on the weighted average described herein. If the U.S. dollar appreciates in value relative to the reference currencies over the term of the Notes, the payment at maturity, and therefore the market value of the Notes, will be adversely affected.

•	No Interest—As a holder of the Notes, you will not receive interest payments.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment

PPS–7

of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. Additionally, the discussion of federal income taxes in this free writing prospectus provides that it would be reasonable to take the position that gain from the sale or maturity of the Notes will be long-term capital gain if the Notes are held for more than one year and you properly make the election described above. However, there is a risk that the Internal Revenue Service might assert that (i) your Notes should be treated as a non-forward executory contract over the Reference Asset and that (ii) the election described above is unavailable for such contracts, in which case the Internal Revenue Service may therefore treat such gain as ordinary income. You should carefully review the tax section in this free writing prospectus and consult your tax advisor with any questions.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Gains in the Performance of One or More Reference Currencies Relative to the U.S. Dollar May Be Offset by Losses in the Performance of Other Reference Currencies Relative to the U.S. Dollar—The Notes are linked to the performance of the basket, which will be based on the appreciation or depreciation of the reference currencies comprising the basket as a whole relative to the U.S. dollar. Therefore, the positive Currency Performance of one or more currency exchange rates may be offset, in whole or in part, by the negative Currency Performance of one or more of the other currency exchange rates of equal or greater magnitude. This effect is further amplified by the differing weights of the basket components. The more heavily weighted basket components will have a larger impact on the Basket Return than the basket components with lesser weightings. The performance of the basket is dependent on the Currency Performance of each currency exchange rate, which is in turn based on the formula set forth above.

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Investing in the Notes is Not Equivalent to Investing Directly in the Reference Currencies—You may receive a lower payment at maturity than you would have received if you had invested directly in the reference currencies. Additionally, the Basket Return is based on the performance of each of the reference currencies relative to the U.S. dollar, which is in turn based on the formula set forth above “Currency Performance”. The Currency Performances are based solely on such stated formula and not on any other formula that could be used to calculate currency returns.

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The Payment at Maturity on Your Notes is Not Based on the Currency Exchange Rates Comprising the Basket at Any Time Other than the Basket Final Valuation Date—The Basket Return will be based solely on the currency exchange rates comprising the basket as of the basket final valuation date relative to the respective Initial Rates (subject to adjustments as described in the prospectus supplement). Therefore, if the value of one or more of the reference currencies relative to the U.S. dollar drops precipitously on the basket final valuation date, the payment at maturity may be significantly less than it would otherwise have been had the payment at maturity been linked to the currency exchange rates at a time prior to such drop. Although the value of the reference currencies relative to the U.S. dollar on the maturity date or at other times during the life of your Notes may be higher than on the basket final valuation date, you will not benefit from the currency exchange rates at any time other than the basket final valuation date.

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Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

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Currency Exchange Risks Can Be Expected to Heighten in Periods of Financial Turmoil—In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the reference currencies relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Notes and your return on your investment in the Notes at maturity.

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Emerging Markets Risk—An investment linked to currencies of emerging markets, such as the reference currencies, involve many risks beyond those involved in an investment linked to currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than

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developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the rates of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the currency exchange rates comprising the reference asset;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally and in the markets of the reference currencies and the U.S. dollar;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graphs set forth the historical performance of the USDINR, USDBRL, USDIDR and USDMXN currency exchange rates from January 1, 2001 through November 30, 2011 (based on the daily, closing spot exchange rates from Bloomberg L.P.). On November 30, 2011, such closing spot exchange rates of USDINR, USDBRL, USDIDR and USDMXN were 52.2112, 1.8085, 9113, and 13.6251 respectively.

We obtained the information regarding the currency exchange rates of USDINR, USDBRL, USDIDR and USDMXN below from Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical performance of the closing currency exchange rates of USDINR, USDBRL, USDIDR and USDMXN should not be taken as an indication of future performance of such currency exchange rates, and no assurance can be given as to the currency exchange rates on any day during the term of the Notes, including on the basket final valuation date. We cannot give you assurance that the performance of the USDINR, USDBRL, USDIDR and USDMXN currency exchange rates will result in any return of your initial investment beyond the amount protected by the Buffer Percentage, which is subject to the creditworthiness of the Issuer.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS–10

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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